As filed with the Securities and Exchange Commission on November 15, 2010
Registration No. 333-[          ]

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PENN MILLERS HOLDING CORPORATION
(Exact name of registrant as specified in its articles of incorporation)

Pennsylvania (State or other jurisdiction of incorporation or organization)	80-0482459 (I.R.S. Employer Identification No.)

72 North Franklin Street
PO Box P
Wilkes-Barre, PA 18773
(800) 233-8347
(Address of Principal Executive Offices)

PENN MILLERS STOCK INCENTIVE PLAN
(Full title of the plan)

Michael O. Banks
Executive Vice President and Chief Financial Officer
Penn Millers Holding Corporation
P.O. Box P
Wilkes-Barre, PA 18773
(800) 233-8347
(Name, address and telephone number, including area code, of agent for service)

Copies of communications to:
Wesley R. Kelso, Esquire
Dana M. Eddis, Esquire
Stevens & Lee, P.C.
620 Freedom Business Center, Suite 200
King of Prussia, Pennsylvania 19406
(610) 205-6022

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or smaller reporting company. See definition of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
CALCULATION OF REGISTRATION FEE

		Proposed Maximum		Proposed Maximum
Title of Securities	Amount To Be	Offering Price		Aggregate Offering		Amount of
To Be Registered	Registered(1)	Per Share		Price		Registration Fee
Common Stock (par value $0.01per share)	762,163	$14.00	(2)	$10,670,282	(2)	$760.79

(1)	Pursuant to Rule 415 of the Securities Act of 1933, as amended (“Securities Act”), this registration statement shall cover any additional shares of common stock which become issuable under the Penn Millers Stock Incentive Plan by reason of any transaction that results in an increase in the number of outstanding shares of the Registrant’s common stock, including, but not limited to: stock dividend, stock split, recapitalization or any similar transaction effected without the receipt of consideration.

(2)	Computed in accordance with Rules 457(h)(1) and 457(c) of the Securities Act of 1933. The proposed maximum offering price per share of $14.00 was computed by averaging the high and low sale prices of the Registrant’s common stock as quoted on the Nasdaq Global Market on November 11, 2010.

INTRODUCTION
This Registration Statement on Form S-8 is being filed by Penn Millers Holding Corporation to register 762,163 shares of its common stock, $0.01 par value, authorized for issuance under the Penn Millers Stock Incentive Plan (the “Plan”) subject to adjustment. Penn Millers Holding Corporation (“Penn Millers”), a Pennsylvania corporation, is sometimes referred to herein as the “Company” or the “Registrant.”
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The documents containing the information specified in this Part I will be sent or given to employees as specified by Rule 428(b) (1). In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”), such documents need not be filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The Company hereby incorporates by reference into this registration statement the documents listed in (a) through (c) below:
(a) The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed with the Commission on March 31, 2010.
(b) All reports filed with the Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since December 31, 2009.
(c) The description of the common stock of the Company as set forth in the Company’s registration statement on Form 8-A filed with the Commission on October 16, 2009.
All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.
Pennsylvania law provides that a Pennsylvania corporation may indemnify directors, officers, employees and agents of the corporation against liabilities they may incur in such capacities for any action taken or any failure to act, whether or not the corporation would have the power to indemnify the person under any provision of law, unless such action or failure to act is determined by a court to have constituted recklessness or willful misconduct. Pennsylvania law also permits the adoption of a bylaw amendment, approved by shareholders, providing for the elimination of a director’s liability for monetary damages for any action taken or any failure to take any action unless (1) the director has breached or failed to perform the duties of his office and (2) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.
The Company’s bylaws provide for (1) indemnification of directors and officers and (2) the elimination of a director’s liability for monetary damages, to the fullest extent permitted by Pennsylvania law unless the director has breached or failed to perform the duties of his or her office under Subchapter B of Chapter 17 of the Pennsylvania Business Corporation Law of 1988, as it may be amended, and such breach or failure to perform constitutes willful misconduct or recklessness.

Directors and officers are also insured against certain liabilities for their actions, as such, by an insurance policy obtained by the Company.
Insofar as indemnification by the Company for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended and is, therefore, unenforceable.
Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits.
The following is a complete list of exhibits filed as part of this registration statement:

Exhibit
Number	Description

4.1
Form of certificate evidencing shares of common stock of Penn Millers Holding Corporation is incorporated by reference herein to Exhibit No. 4.1 to the Company’s Pre-Effective Amendment No. 1 to Form S-1, (Commission File No. 333-156936)

5.1	Opinion of Stevens & Lee

10.1
Penn Millers Stock Incentive Plan, effective as of May 12, 2010 is incorporated by reference herein to Exhibit No. 10.1 to the Company’s Current Report on Form 8-K filed May 14, 2010, (Commission File No. 001-34496)

23.1	Consent of KPMG LLP

23.2	Consent of Stevens & Lee (contained in Exhibit 5.1)
Item 9. Undertakings.
(a) The undersigned registrant hereby undertakes:
(1)	To file during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by section 10(a) (3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a) (1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference herein.
(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilkes-Barre, Commonwealth of Pennsylvania, this 15h day of November 2010.

PENN MILLERS HOLDING CORPORATION
By:	/s/ Michael O. Banks
Executive Vice President & Chief Financial Officer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Douglas A. Gaudet and Michael O. Banks, his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or any of them, or their or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Capacity	Date

/s/ Douglas A. Gaudet Douglas A. Gaudet	Director President and Chief Executive Officer (Principal Executive Officer)	November 15, 2010

/s/ Michael O. Banks Michael O. Banks	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	November 15, 2010

/s/ F. Kenneth Ackerman, Jr.	Director and Chairman	November 15, 2010
F. Kenneth Ackerman

/s/ Heather M. Acker	Director	November 15, 2010
Heather M. Acker

/s/ Dorrance R. Belin, Esq.	Director	November 15, 2010
Dorrance R. Belin, Esq.

/s/ John L. Churnetski	Director	November 15, 2010
John L. Churnetski

/s/ John M. Coleman	Director	November 15, 2010
John M. Coleman

/s/ Kim E. Michelstein	Director	November 15, 2010
Kim E. Michelstein

/s/ Donald A. Pizer	Director	November 15, 2010
Donald A. Pizer

EXHIBIT INDEX

Exhibit
Number	Description

4.1
Form of certificate evidencing shares of common stock of Penn Millers Holding Corporation is incorporated by reference herein to Exhibit No. 4.1 to the Company’s Pre-Effective Amendment No. 1 to Form S-1, (Commission File No. 333-156936)

5.1	Opinion of Stevens & Lee

10.1
Penn Millers Stock Incentive Plan, effective as of May 12, 2010 is incorporated by reference herein to Exhibit No. 10.1 to the Company’s Current Report on Form 8-K filed May 14, 2010, (Commission File No. 001-34496)

23.1	Consent of KPMG LLP

23.2	Consent of Stevens & Lee (contained in Exhibit 5.1)

24.1	Power of Attorney (see page 6)